Exhibit 4.6

Exhibit 4.6

     THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THE SECURITIES MAY NOT BE RESOLD OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM.

No. ___1___                                                 US$1,000,000


                              EARTH SCIENCES, INC.
                              AMENDED AND RESTATED
                 10% CONVERTIBLE DEBENTURE DUE SEPTEMBER 8, 2003

     THIS DEBENTURE is one of a duly authorized issue of Debentures of Earth Sciences, Inc., a corporation duly organized and existing under the laws of the State of Colorado (the "Company"), designated as its 10% Convertible Debenture Due September 8, 2003, in an aggregate principal amount not exceeding US$ 1,000,000 (herein, the "Debentures"). This Debenture is issued as a replacement of and contains modifications to the Company's previous debenture due on March 31, 2000 (as amended) in the principal amount of $1,000,000 issued to the Holder (the "Prior Debenture"). The Holder's acceptance of this Debenture and concurrent relinquishment and cancellation of the Prior Debenture is expressly conditioned upon the Company's payment of all outstanding attorneys' fees, accrued and unpaid interest, and other charges owing on the Prior Debenture as of the date of this Debenture.

     FOR VALUE RECEIVED, the Company promises to pay to Tectonic Construction Co., the registered holder hereof (the "Holder"), the principal sum of US$ 1,000,000.00, on September 8, 2003 (the "Maturity Date") together with interest on the principal sum outstanding from time to time at the annual rate equal to the greater of (i) the prime rate as reported by Bank One, Denver, Colorado ("Prime Rate") plus two percent (2%), or (ii) ten percent (10%), adjusted quarterly and computed on the basis of the actual number of days elapsed in a 365-day year. All accrued interest shall be payable in arrears, and shall be due and payable at the end of each calendar quarter or, if earlier, on the Conversion Date (as hereinafter defined). Accrual of interest shall commence on the date hereof and shall continue until payment in full of the principal sum has been made or duly provided for. All accrued and unpaid interest so payable, together with any and all other amounts payable hereunder, less any amounts required by law to be deducted or withheld, will be paid on the Maturity Date or, if earlier, on the Conversion Date, and shall be paid to the person in whose name this Debenture (or one or more predecessor Debentures) is registered on the records of the Company regarding registration and transfers of the Debentures (the "Debenture Register") on the Conversion Date or tenth day prior to the Maturity Date, as the case may be; provided, however, that the Company's obligation to a transferee of this Debenture arises only if such transferee executes a subscription agreement and investment agreement as the Company may reasonably require. The principal of, and interest on, this Debenture are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder from time to time. The Company may prepay a portion or all of the Debentures at any time. The Company shall provide the Holder with no less than 30 days written notice of any prepayment. The forwarding of the Company's check shall, subject to collection, constitute a payment of interest and principal hereunder and shall satisfy and discharge the liability for principal and interest on this Debenture to the extent of the sum represented by such check. Any payments received by Holder will be applied in the following order:
(i) any collection and other costs, including, without limitation, attorneys' fees, which the Holder may have incurred in procuring the Company's performance hereunder, (ii) any charges assessed by the Holder, (iii) payment of the interest then accrued and due on the unpaid interest and unpaid principal balance of this Debenture, and (iv) principal.

     The Holder may, in its sole discretion, with at least ninety (90) days' advance written notice to the Company, demand payment of principal, which payment shall be applied in the same order described above. The combined total

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amount of quarterly principal which the Holder may demand pursuant to this
Debenture and pursuant to the $250,000 Promissory Note of even date herewith issued by the Company to the Holder (the "Note") shall not exceed $100,000 in any quarter. The first quarterly payment of principal shall not be due earlier than January 1, 2001, provided that the Holder demands same in writing by no later than October 1, 2000.

     This Debenture is subject to the following additional provisions:

     1. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holders surrendering the same. No service charge will be made for such registration or transfer or exchange.

     2. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act") and the terms of the Subscription Agreement. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

     3. The Holder of this Debenture shall be entitled, at any time during the period commencing on and after September 8, 2000 and expiring on the Maturity Date, to convert up to the entire outstanding principal amount on this Debentures into shares of common stock, par value $.0l per share (the "Common Stock"), of the Company at a conversion price for each share of the Common Stock of the lesser of $.21 or the average trading price per share of Common Stock on the Conversion Date. Nevertheless, the aggregate combined number of shares of Common Stock into which this Debenture and the Note may be converted shall not exceed 1,000,000. Such conversion shall be effectuated by surrendering the Debenture to the Company with the form of conversion notice attached hereto as Exhibit A, executed by the Holder evidencing its intent to convert the Debenture. The amount of accrued but unpaid interest as of the Conversion Date shall not be subject to conversion but shall be paid in cash as of the Conversion Date. No fraction of shares of the Common Stock or scrip representing fractions of shares will be issued on conversion, but the number of shares of the Common Stock issuable shall be rounded to the nearest whole share. The date on which notice of conversion is given shall be deemed to be the date on which the Holder has delivered this Debenture, with the conversion notice duly executed, to the Company, or if earlier, the date set forth in such notice of conversion if the Debenture is received by the Company within three business days thereafter. Such date is referred to herein as the "Conversion Date." Facsimile delivery of the conversion notice shall be accepted by the Company. Certificates representing Common Stock upon conversion will be delivered to the Holder within five (5) business days from the date the notice of conversion is delivered to the Company. The Common Stock issuable upon conversion will not have been registered under the Securities Act of 1933, and will be issued in reliance upon exemptions from the registration requirements of the Securities Acts of 1933, and the transfer of such Common Stock will be subject to restrictions imposed by applicable securities laws. A legend restricting the transfer of the Commons Stock may be placed on any Certificate representing the Common Stock. If the Holder converts less than then entire outstanding principal amount of this Debenture, the Company shall execute and issue to the Holder a substitute debenture for the remaining unpaid and unconverted principal amount, and shall deliver same to the Holder together with the stock certificate(s).

     4. Any of the following shall constitute an "Event of Default":

          a. The Company defaults in the payment of principal or interest on this Debenture as and when the same is due and payable and such default continues for five (5) business days after the receipt of written notice that the Company is in default hereunder; or

          b. Any of the representations or warranties made by the Company herein, in the Subscription Agreement, or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture or the Subscription Agreement is false or misleading in any material respect at the time made; or

          c. The Company fails to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture, or under the Subscription Agreement, or under any related agreement, or under any document or instrument granting security for amounts owing under this Debenture including, without limitation, any of the following documents: Subscription Agreement and Investment Agreement of Earth Sciences, Inc.; Subordination Agreement among Tectonic Construction Co., Yankee Atomic Electric Company, Vermont Yankee Nuclear Power Corporation, and ESI Resources Limited dated June 12, 1997, Guarantee Agreement dated June 12, 1997 by Earth Sciences Extraction Company ("ES Extraction") in favor of Tectonic Construction Co.; and Guarantee Agreement dated June 12, 1997 by ESI Resources Limited, in favor of Tectonic Construction Co. (collectively referred to herein as the "Loan Documents"), and such failure continues uncured for a period of five (5) business days after the receipt of written notice that the Company is in default hereunder (it being understood that in the case of defaults which can not reasonably be cured within a 5-day period no grace period shall be necessary as a precondition to the failure to perform such covenant constituting an Event of Default); or

          d. The Company (1) makes an assignment for the benefit of creditors or commence proceedings for its dissolution; or (2) applies for or consents to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

          e. A trustee, liquidator or receiver is appointed for the Company or for a substantial part of its property or business without its consent, and is not discharged within sixty (60) days after such appointment; or

          f. Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors is instituted by or against the Company and, if instituted against the Company, is not dismissed within sixty (60) days after such institution or the Company by any action or answer approves of, consents to, or acquiesces in any such proceeding or admits the material allegations of, or defaults in answering a petition filed in any such proceeding; or

          g. The Company fails to make any required material payments, fees, taxes, costs, insurance premiums when due beyond any applicable grace period; or

          h. The Company defaults on the payment of any material indebtedness, except for the Company's current indebtedness to the Bank of Hong Kong, for borrowed money beyond any applicable grace period; or

          i. Any judgment, levy or attachment is rendered against the Company or any of its assets or properties in an amount in excess of $50,000 and such judgment, levy or attachment is not dismissed, stayed, bonded or discharge within thirty (30) days of the date of entry thereof, or

          j. The control of the Company, ESI Resources Limited, ES Extraction, ADA-ES, Inc. or ADA -Environmental Solutions, LLC ("ADA ES"), is changed by reason of merger or acquisition of shares of either company, or sale of substantially all assets of either company; or

          k. The Company allows any of the following conditions without the prior written waiver of the Holder:

             i. the declaration of a dividend to holders of the Common Stock;
             ii. the declaration of a distribution to the Company by ADA ES or ADA-ES, Inc.;
             iii. capital expenditures in any calendar quarter exceeding $100,000; or
             iv. diminution by more than $100,000 of consolidated working capital at any calendar quarter end date, irrespective of this or any other convertible debenture, of less than the current consolidated working capital of the Company as of June 30, 2000, which was a deficit of $766,000.

Upon the occurrence of any Event of Default or at any time thereafter, and in each and every such case, unless such Event of Default has been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent Event of Default) at the option of the Holder and in the Holder's sole discretion, then or at any time thereafter, the whole of said principal sum then remaining unpaid hereunder, together with all interest accrued thereon, and all other sums owing hereunder or under the Loan Documents, shall immediately become due and payable upon the Company's receipt of the Holder's written notice of acceleration ("Acceleration") and the liens given to secure the payment of this Debenture may be foreclosed and the Holder may pursue all rights and remedies available under this Debenture, or under the Loan Documents, or otherwise available at law or in equity. If an Event of Default occurs due to non-payment of this Debenture or the Note and the Holder does not deliver to the Company a written notice of default and Acceleration, then the Maturity Date shall automatically and without notice to the Holder be changed to the next September 8 following the date of the Company's first missed payment hereunder.

     6. Following the occurrence of an Event of Default due to non-payment of this Debenture or the Note, and so long as any such Event of Default remains outstanding and uncured, if the Holder does not declare this Debenture in default and provide the Company with a written notice of Acceleration, without notice to the Company all unpaid principal and all other interest and charges payable hereunder shall accrue interest at the annual rate equal to the greater of (i) Prime Rate plus five percent (5%), or (ii) fifteen percent (15%). Following the occurrence of an Event of Default, and for so long as any such Event of Default shall remain outstanding and uncured, and upon the Holder's written notice of such Event of Default and Acceleration, the Company promises to pay interest on the outstanding principal balance of this Debenture, and on any and all other amounts then outstanding, at an annual rate of interest equal to the greater of (i) Prime Rate plus five percent (5%), or (ii) eighteen percent (18%) per annum, provided that any interest which has accrued at the default rate shall be paid at the time of, and as a condition precedent to the curing of any default under any statutory right to cure. The fluctuating default rates at which interest accrues shall be adjusted simultaneously, at each announced change of the Prime Rate. Failure to exercise such option or charge of such increased interest shall not be a waiver of the right to do so at any future time or with respect to any other default.

     7. No provision of this Debenture shall alter or impair the obligation of the Company which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture and all other Debentures now or hereafter issued of similar terms are direct obligations of the Company. The Company shall pay all costs and expenses, including reasonable attorneys' fees, which the Holder may incur in connection with any effort or action to collect amounts due under this Debenture.

     8. No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

     9. The rights or remedies of the Holder as provided in this Debenture and the Loan Documents shall be cumulative and concurrent and may be pursued singly, successively, or together against the Company, the property described in the Loan Documents, and any other funds, property or security held by the Holder for the payment hereof or otherwise at the sole discretion of the Holder. The failure to exercise any such right or remedy shall in no event be considered as a waiver or release of such rights or remedies or the right to exercise them at any later time.

     10. In the event the interest provisions hereof or any exactions provided for herein, or in the Loan Documents or any other instrument securing this Debenture shall result, because of any reduction of principal, or for any reason at any time during the life of this loan, in any effective rate of interest which, for any month, transcends the limit of the usury or any other law applicable to the obligation evidenced hereby, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be applied upon principal immediately upon receipt of such moneys by Holder, with the same force and effect as though the payor had specifically designated such extra sums to be so applied to principal and Holder had agreed to accept such extra payment as a premium-free prepayment. In no event shall any agreed to or actual exaction as consideration for this obligation transcend the limits imposed or provided by the laws applicable to this transaction or the Company hereof in the jurisdiction in which any of the security herefor is located for the use or detention of money or for forbearance in seeking its collection.

     11. The Company and all endorsers, guarantors and all persons liable or to become liable on this Debenture waive presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Debenture, and consent to any and all renewals and extensions in the time of payment hereof, and agree, further, that at any time and from time to time without notice, the terms of payment herein may be modified or the security described in the Loan Documents released in whole or in part or increased, changed or exchanged by agreement between the Holder hereof and any owner of the property affected by said Loan Documents without in anywise affecting the liability of any party to this instrument or any person liable or to become liable with respect to any indebtedness evidenced hereby. The right to plead any and all statues of limitation as a defense to any demand on this Debenture, or any guaranty hereof, or any agreement to pay the same, or any demand secured by the Loan Documents, or any and all obligations or liabilities arising out of or in connection with this Debenture or in the Loan Documents, is expressly waived by each and every of the Company, endorsers, or guarantors to the fullest extent permitted by law.

     12. Any forbearance of Holder in exercising any right or remedy hereunder or under the Loan Documents, or otherwise, afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. The acceptance by Holder of payment of any sum payable, hereunder after the due date of such payment shall not be a waiver of Holder's right to either require prompt payment when due of all other sums payable hereunder or to declare a default for failure to make prompt payment. Holder shall at all times have the right to proceed against any portion of the security held herefor in such order and in such manner as Holder may deem fit, without waiving any rights with respect to any other security. No delay or omission on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Debenture.

     13. This Debenture shall be governed by and construed in accordance with the laws of the State of Colorado without regard to the choice of law provisions thereof, and in the event this Debenture is placed in the hands of any attorney for collection or is collected through any legal proceedings, the undersigned promises to pay (in addition to costs and disbursements otherwise allowed), to the extent permitted by law, reasonable attorneys' fee and legal costs (whether or not suit is commenced and whether or not incurred in connection with appeal of a lower court judgment or order or in collecting any judgment entered therein),and if foreclosure is made by any public official, reasonable attorneys' fees and legal costs shall be added by such public official to the cost of foreclosure. The undersigned hereby represents that the proceeds of the loan evidenced by this Debenture will be used for a commercial or business purpose.

     14. Time is of the essence with regard to the performance of the obligations of the Company in this Debenture and each and every term, covenant and condition herein by or applicable to the Company.

     15. This Debenture is guaranteed by three separate guarantees executed by ADA ES, ESI Resources Limited, and ES Extraction, each wholly owned subsidiaries or affiliates of the Company and each of which guaranties are secured by corresponding security agreements (the "Security Agreements").

     16. The Company hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Debenture and the other Loan Documents or the transactions contemplated thereby. In any action which may be brought under this Debenture, Holder hereby irrevocably consents to the personal jurisdiction of any State District Court or Federal Court located in the State of Colorado, and further stipulates and agrees that venue shall be proper in the State of Colorado for any such actions and further agrees not to seek a change of venue to any court outside the State of Colorado without the consent of Holder.

     17. All notices required or permitted to be given pursuant to the terms hereof shall be in writing and shall be delivered either by (a) certified mail, return receipt requested, in which case notice shall be deemed received three
(3) business days after deposit, postage prepaid in the U.S. mail, (b) a reputable messenger service or a nationally-recognized overnight courier, in which case notice shall be deemed received one (1) business day after deposit with such messenger or courier, (c) facsimile or other telecopy transmission (followed with "hard copy" sent by a nationally-recognized overnight courier or mail as aforesaid), in which case notice shall be deemed received when the facsimile or other telecopy transmission is received, provided such receipt occurs before 5:00 p.m. recipient's local time on a business day, otherwise at 8:30 a.m. recipient's local time on the next business day or (d) personal delivery with receipt acknowledged in writing, in which case notice shall be deemed received upon delivery. Notices shall be deemed given or sent upon deposit in the U.S. mail in the case of clause (a) above, or upon deposit with a reputable messenger or courier in the case of clause (b) above. Notices shall be deemed given or sent upon receipt of electronic confirmation in the case of clause (c) above or upon receipt in the case of clause (d). All such notices shall be addressed as follows:

                           To Maker:

                           Earth Sciences, Inc.
                           Attn:  Mark McKinnies
                           8100 Southpark Way #B-2
                           Littleton, CO  80120
                           Fax:  303-734-0330

                           To Holder:

                           Tectonic Construction Co.
                           100 Cherry
                           Denver, CO  80220
                           Fax:  303-394-9822

                           With a Copy To:

                           Gorsuch Kirgis LLP
                           Attn:  Stephen A. Weinstein, Esq.
                           Tower I, Suite 1000
                           1515 Arapahoe Street
                           Denver, CO  80202
                           Fax:  303-376-5001


     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized. EARTH SCIENCES, INC.



                                            By: /s/ Mark H. McKinnies
                                            -------------------------------
                                            Name: Mark H. McKinnies
                                            Title: President

                                    EXHIBIT A

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
                       in order to Convert the Debenture)


     The undersigned hereby irrevocably elects to convert the above Debenture No. ______ into shares of Common Stock of EARTH SCIENCES, INC. (the "Company") according to the conditions hereof, as of the date written below.



                                            ---------------------------------
                                            Date of Conversion



                                            ---------------------------------
                                            Applicable Conversion Price



                                            [SUBSCRIBER]



                                            ----------------------------------
                                            Signature



                                            Address:


                                            ----------------------------------

                                            ----------------------------------


* The original Debenture and Notice of Conversion must be received by the Company by the third business day following the Date of Conversion.